HEALTHTRUST, INC. - THE HOSPITAL COMPANY

        Exhibit 11 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
               Three Months Ended November 30, 1993 and 1992
              (Dollars in thousands, except per share data)

                                              -------------------------------
                                               Three Months Ended November 30
                                                     1993             1992
                                              -------------------------------

Primary:

     Average shares outstanding                  81,097,606      81,307,214
     Net effect of dilutive warrants              2,610,014       1,808,725
     Net effect of dilutive stock options           718,567          17,055
     Total weighted average shares               84,426,187      83,132,994

     Net income                                 $    38,852     $    33,322

     Net income per share                       $      0.46     $      0.40


Fully Diluted:

     Average shares outstanding                  81,097,606      81,307,214
     Net effect of dilutive warrants              2,633,083       2,067,761
     Net effect of dilutive stock options           764,757         268,097
     Total weighted average shares               84,495,446      83,643,072

     Net income                                 $    38,852     $    33,322

     Net income per share                       $      0.46     $      0.40